Exhibit (h)(6)

Schedule of Data Services

Interactive Data Pricing and Reference Data, Inc. (“Vendor”) located at 32 Crosby Drive, Bedford, MA 01730 agrees to provide the following services (“Services” under the Agreement) to Pacific Investment Management Company LLC (the “Customer’”) located at 840 Newport Center Drive, Newport Beach CA 92660 under the terms and conditions of the Services Agreement, Contract # LA-0139, (the “Agreement”) dated February, 1990 effective as of May 15, 2009 (the “Effective Date”). In the event of any conflict between the terms of this Schedule and the terms of the Agreement, the terms of this Schedule shall prevail.

Indicative Optimized Portfolio Value Calculation Schedule

1. Services Description/License:

(a) Customer sponsors and/or issues shares or desires to sponsor and/or issue shares of one or more Exchange Traded Funds or “ETF(s)” (such shares individually an “ETF Share” and collectively the “ETF Shares”) on one or more indexes as further set forth in Exhibit I. Vendor shall calculate and disseminate the Indicative Optimized Portfolio Values (“IOPVs”) for the Customer’s ETF Shares on each day and during the time as set forth in Exhibit II during the term of the Agreement as further set forth below in Section 3. The ETFs shall publish a basket of certain assets and cash or cash equivalents which are set forth in the daily portfolio composition files as published by The National Securities Clearing Corporation (“NSCC”) or in such other data or information files provided by Customer (collectively, the “Files”).

(b) Portfolio Composition: Customer shall make available to Vendor, the Files as further set forth in Exhibit II.

(c) Calculation/Publishing/Dissemination: Vendor shall calculate and disseminate the IOPVs to the Consolidated Tape Association (“CTA”) or through another party that will publish this information to the CTA (subject to the necessary approvals) in accordance with the methodology and/or criteria (including the processes, calculations and/or formulas) and manner described in Exhibit II hereto (collectively, the “IOPV Methodology”). Customer shall designate the third party set forth in Exhibit II to receive the IOPVs from Vendor.

(d) Trademark License:

(i) Customer grants Vendor a royalty free non-exclusive right to use its trade name and the Customer’s registered trademark solely in connection with the IOPVs and in materials referring or relating to the IOPVs during the Term of this Schedule and pursuant to the terms and conditions of the Agreement.

(ii) Vendor grants Customer a royalty free non-exclusive, right to use Vendor’s trade name and the Vendor registered trademark solely in materials referring or relating to the Calculation Services for the IOPVs during the Term of this Schedule and pursuant to the terms and conditions of this Agreement.

2. Data, Fees and Invoices:

(a) In consideration of the services described herein Customer shall pay to Vendor the fees (the “Fees”) set out in Exhibit I hereto at the time and in the manner described in such Exhibit.

(b) Invoices: Vendor shall invoice Customer monthly in arrears the Fees as set forth in Exhibit I, every month commencing on the Commencement Date (as defined below). Such Fees shall be due and payable by Customer within thirty (30) days of the invoice date.

3. Term: Notwithstanding any provision of this Agreement to the contrary, the parties hereby acknowledge and agree that the Initial Term of this Schedule shall commence on the Effective Date and shall continue in effect for a period of 1 year from the Commencement Date. The “Commencement Date” shall be defined as the date the Services are made available to Customer. Thereafter, this Agreement shall automatically renew for additional 1 year renewal terms unless either Party provides prior, written notice to the other Party of its intent not to renew the Agreement at least thirty (30) days’ prior to the end of the then current term. The Initial Term of this Agreement, together with any renewal term, is collectively the “Term” of this Agreement.

The parties agree that payment for services rendered pursuant to this Schedule and the term of this Schedule shall be governed by Sections 2 and 3 hereof and that the first two (2) sentences set forth in Section 2(a) of the Agreement shall be inapplicable with respect to the services rendered pursuant to this Schedule.

4. Additional Terms relating to the Intra-Day Portfolio Value Calculation Service:

(a) In the event that Customer at any time receives IOPVs or other data pursuant to this Schedule which contain Evaluations (as defined below), rather than market quotations, for certain securities or certain other data related to such securities, Customer acknowledges that there may be errors or defects in the software, database or methodology used to generate the Evaluations, which may cause them to be inaccurate. “Evaluations” shall mean Vendor’s good faith opinions of value as to what a buyer in the marketplace would pay for the securities or instruments (typically in an institutional round lot position) in a current sale. Evaluations are determined based on Vendor’s proprietary models and methodologies, using relevant market, sector, issue, and issuer information then available to Vendor (including bid information communicated by Vendor’s customers), market assumptions and/or broker quotes. Evaluations may not conform to actual purchase or sale prices in the marketplace or to information available from third parties. The process Vendor follows for producing intra-day fixed income valuations is different than the process it utilizes for creating fixed income evaluations, and the results may differ, in some cases, materially. Valuations based on different information, models, methodologies or assumptions may differ, in some cases materially, from Vendor’s evaluations. Evaluations are sometimes referred to as “prices” solely for convenience of reference. Evaluations do not represent an offer to purchase or sell any security or any other instrument.

(b) Without limiting anything contained in Section 5(c) in the Agreement, the parties hereto agree:

(i) Customer shall defend, indemnify and hold Vendor, its affiliates and each of their respective officers, directors, employees and agents (each, a “Vendor Indemnified Party”) harmless in respect of all losses, damages, costs, claims and expenses (including reasonable attorneys’ fees) (“Losses”) incurred by such Vendor Indemnified Party and arising out of any claim, action or proceeding which relates to the Customer’s gross negligence, willful misconduct or reckless disregard of its duties under this Schedule; provided, however, that the Customer shall not indemnify a Vendor Indemnified Party for any Losses arising out of such Vendor Indemnified Party’s gross negligence, willful misconduct or reckless disregard of its duties under this Schedule.

(ii) Vendor shall defend, indemnify and hold Customer, its affiliates and each of their respective officers, directors, trustees, employees and agents (each, a “Customer Indemnified Party”) harmless in respect of all Losses incurred by such Customer Indemnified Party and arising out of any claim, action or proceeding which relates to the Vendor’s gross negligence, willful misconduct or reckless disregard of its duties under this Schedule; provided, however, that the Vendor shall not indemnify a Customer Indemnified Party for any Losses arising out of such Customer Indemnified Party’s gross negligence, willful misconduct or reckless disregard of its duties under this Schedule.

(iii) For the purposes of this Schedule, and for avoidance of doubt, the parties acknowledge and agree that, except for Vendor’s indemnification obligation set forth above in Section 4(b)(ii), Vendor shall not be liable for any claim or demand against Customer by a third party.

(c) Customer represents and warrants that all ETFs shall be listed on a national securities exchange or NASDAQ.

(d) VENDOR, ITS AFFILIATES AND ALL OF THEIR THIRD PARTY LICENSORS MAKE NO WARRANTY, EXPRESS OR IMPLIED, RELATING TO THE PRODUCTS, SERVICES, SOFTWARE, APPLICATIONS OR INFORMATION COVERED BY THIS AGREEMENT, OR AS TO RESULTS TO BE ATTAINED BY CUSTOMER OR OTHERS FROM THE USE OF SUCH PRODUCTS, SERVICES, SOFTWARE, APPLICATIONS OR INFORMATION, INCLUDING BUT NOT LIMITED TO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. NEITHER VENDOR, ITS AFFILIATES NOR THEIR THIRD PARTY LICENSORS GUARANTEE THE ADEQUACY, ACCURACY,

TIMELINESS OR COMPLETENESS OF THE SERVICES, PRODUCTS OR ANY COMPONENT THEREOF. VENDOR, ITS AFFILIATES AND THEIR THIRD PARTY LICENSORS SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS OR DELAYS THEREIN, OTHER THAN ACTIONS CAUSED BY VENDOR’S OR ITS AFFILIATE’S GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR RECKLESS DISREGARD OF ITS DUTIES. THE PRODUCTS, SERVICES AND ALL COMPONENTS THEREOF ARE PROVIDED ON AN “AS IS” BASIS AND CUSTOMER’S USE OF THE PRODUCTS, SERVICES, SOFTWARE, APPLICATIONS OR INFORMATION IS AT CUSTOMER’S OWN RISK.

(e) Vendor does not express or imply any endorsement or approval of the ETFs or Customer. Customer will not make or publish any statement that Vendor approves of or endorses the ETFs.

(f) Customer may not make or publish statements, including in promotional, marketing or subscription materials of the ETFs or registration statements and/or prospectuses, that Vendor or any of its agents prepares, calculates or disseminates IOPVs for the ETFs without the prior written approval of Vendor which shall not be unreasonably withheld.

(g) Each party agrees to notify the other of any deficiency letter or complaint received from any regulator with jurisdiction over the ETFs or over either party concerning the IOPVs or the method of their calculation to the extent such deficiency letter or complaint is directly related to Vendor’s calculation and/or dissemination of the IOPVs hereunder.

(h) Customer agrees that to the extent that Vendor may be deemed to be providing investment advice, that its advice consists solely of impersonal advisory services, as that term is defined in Rule 204-3 under the Investment Advisers Act, as amended, which services are rendered only to Customer, and not to any advisory client of Customer. Customer will include in any sales materials that refer to Vendor the following legend:

VENDOR IS NOT AN ADVISER FOR OR A FIDUCIARY TO ANY ACCOUNT OR FUND MANAGED BY CUSTOMER. VENDOR IS NOT RESPONSIBLE FOR ANY DIRECT, INDIRECT OR CONSEQUENTIAL DAMAGES ASSOCIATED WITH INDICATIVE OPTIMIZED PORTFOLIO VALUES AND/OR INDICATIVE INTRADAY VALUES.

5. FORCE MAJEURE

Neither party shall be responsible or liable for any losses arising out of any delay in or interruption of the performance of its obligations under this Agreement due to any act of God, act of governmental authority, act of the public enemy or due to war or terrorism, the outbreak or escalation of hostilities, riot, fire, flood, civil commotion, insurrection, labor difficulty (including, without limitation, any strike, or other work stoppage or slow down), severe or adverse weather conditions, communications line failure, or other similar cause beyond the reasonable control of the party so affected at the time such causes arise.

IN WITNESS of the parties’ signatures below by their respective authorized representatives, this Schedule is incorporated into the Agreement as of the Commencement Date.

This Schedule may be executed in any number of counterparts, each of which shall be deemed an original.

INTERACTIVE DATA PRICING AND REFERENCE DATA, INC.	Pacific Investment Management Company LLC

By:	By:

Name:	Name:	Brent R. Harris
(Please print or type name of signatory)

Title:	Title:	Managing Director

EXHIBIT I

ETF’s and Associated Fees

ETF Asset Class	Annual Fee
Us Treasury	$18,750

Annual Guaranteed Minimum: $18,750

Such $18,750 annual fee shall be subject to Customer’s quarterly discount arrangement with Vendor.

Exhibit II Calculation and Dissemination

ETF IOPV Calculation: Vendor will provide a service that computes the IOPV for a basket of securities as set forth below. The calculation itself is as follows:

IOPV Calculation: Sum(Last_Trade_Price x Components_Share_Quantity x FX rate) = Total Market Value

IOPV Fixed Income Calculation: Sum(Last_Valuation_Price x Components_Share_Quantity x FX rate) = Total Market Value

(Total Market Value + Estimated Cash amount per ETF Share)/Total Shares Outstanding per ETF = IOPV interval value

The IOPVs shall be calculated based on the Vendor calculation set forth herein. If there is an issue or problem with any of the components of the Service, the previously calculated IOPV will be disseminated until such issue or problem can be resolved. The Estimated Cash Component is provided in the daily Files, which may, from time to time, be updated during market hours at the request of the Customer and Customer shall notify Vendor of any changes and corrections to the estimated cash amount that could affect the calculation of the IOPVs as soon as reasonably practicable after Customer becomes aware of such changes or corrections. Vendor shall use its good faith efforts to complete changes and corrections.

IOPV Dissemination

The IOPV calculation dissemination times for ETFs based on the asset classes listed in Exhibit I are defined below. The IOPV value will be updated every fifteen (15) seconds (i) based on changes to the last sale price or Evaluation and (ii) during the exchange trading hours (where the ETFs trade) on each day on which such exchanges are open for trading. With respect to equity securities, if trading in a component asset is halted while the market is open, the last traded price for that asset will be used in the calculation until trading resumes. If trading is halted before the market is open, the previous day’s last sale price will be used. For assets that are not U.S. listed, the last sale price is used, after being converted to U.S. dollars, when the local market is open. When the local market closes, the closing price for the component asset continues to be updated by the exchange rate.

The IOPV value will be disseminated to the NYSE. Other exchange listings that require IOPV dissemination under this agreement will be subject to (i) mutual agreement by the parties, (II) approvals by such exchanges and (iii) additional connectivity fees.